Global Healthcare REIT Signs Agreement to Purchase Four Facilities

Company Interest in Properties Increases to 15 Facilities

ATLANTA--(BUSINESS WIRE)— December 17, 2014

Global Healthcare REIT, Inc. (the “Company” or “Global”) (GBCS) today announced that effective December 16, 2014, the Company executed four Purchase and Sale Agreements to acquire four healthcare facilities in Texas with a total of 615 beds. The aggregate purchase price for the four facilities, which are located in Longview, El Paso, Corpus Christi and Grand Prairie, Texas, is $27 million. Three of the transaction is expected to close January 31, 2015; subject to customary conditions, and the fourth, the facility located in El Paso, Texas, will close upon the approval of the Company’s assumption of an existing HUD mortgage on the facility.

“Our expansion continues with our commitment to purchase these four additional healthcare properties, stated Christopher Brogdon, Global Healthcare REIT President. “We are making steady progress against our stated goal to double our portfolio of properties in the next year.”

Completion of the purchases, once consummated, will increase the Company’s interest in healthcare facilities from 11 properties to 15 properties.

About Global Healthcare REIT, Inc.

Global Healthcare REIT recently completed a reverse acquisition with Global Casinos, Inc. to acquire real estate properties primarily engaged in the healthcare industry, including skilled nursing homes, medical offices, hospitals and emergency care facilities. It intends to make a tax election in the future to take advantage of the tax incentives available to real estate investment trusts. As a REIT, the Company will not operate its healthcare facilities but rather will lease its properties under long term operating leases. It currently owns interest in 11 facilities and plans on acquiring more properties in the future.

Forward Looking Statements

This press release may contain projection and other forward-looking statements. Any such statement reflects the Company’s current views with respect to future events and financial performance. No assurances can be given, however, that these events will occur and actual results could differ materially from those presented. A discussion of important factors that could cause actual results to differ from those presented is included in the Company’s periodic reports filed with the Securities and Exchange Commission (at http://www.sec.gov).

Contact:

Global Healthcare REIT, Inc.
Ryan Scates, 404-549-4293
Corporate Secretary
ryan@gbcsreit.com

Investors:
Brett Maas
Hayden IR
646-536-7331
brett@haydenir.com